SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 7, 2005

Date of Report (Date of earliest event reported)

Factory Card & Party Outlet Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-21859	36-3652087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 Diehl Road, Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 579-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 101. Entry into a Material Definitive Agreement.

Factory Card & Party Outlet Corp. (the “Company”) has entered into a definitive agreement dated February 7, 2005 with Paramount Cards, Inc. (“Paramount”) pursuant to which Paramount will be the Company’s primary supplier of everyday and seasonal greeting cards. Paramount has supplied greeting cards to the Company prior to the date of this agreement.

The agreement enables the Company to reposition its greeting card strategy by introducing a multi-tiered pricing program featuring quality greeting cards at 49¢, blended with the introduction of premium greeting cards at 99¢.

Under the terms of the agreement, Paramount will supply substantially all of the greeting cards sold in the Company’s stores. The agreement imposes certain requirements and obligations on the parties relating to, among other things, shelf space, replenishment processes and seasonal returns.

Item 2.06 Material Impairments.

The Company expects to record an estimated pretax charge of $4.5 million in the fourth quarter of fiscal 2004 related to the writedown of inventory in connection with the Company’s repositioning of its greeting card strategy as described above. The exact amount of the charge will depend on various factors, including the amount of sales of existing inventory.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACTORY CARD & PARTY OUTLET CORP.

/s/ Gary W. Rada
Gary W. Rada
Dated: February 9, 2005	President and Chief Executive Officer